Exhibit 99.1
For Immediate Release
PLATO LEARNING REPORTS FIRST QUARTER 2008 RESULTS
•	Subscription Revenues Grow 55%; For First Time, Subscription Revenue Growth Exceeds Legacy Product Revenue Decline

•	PLE Orders Increase 87%; Decline in Legacy Perpetual Orders Results in Lower Total Orders

•	Net Loss Improves; Subscription Margins Improve; Operating Expenses Reduced by $1.7 Million
     MINNEAPOLIS, MN — March 4, 2008 — PLATO Learning, Inc. (NASDAQ: TUTR), a leading provider of K—adult e-learning solutions, today announced revenues of $16.1 million for its first quarter ended January 31, 2008, compared to $17.0 million for the first quarter of fiscal 2007. Subscription revenues increased $2.8 million, or 55%, to $8.0 million, exceeding a $2.4 million decline in license fees from the Company’s legacy perpetual products. As a result, total revenues declined by 5% on lower services revenues, down significantly from the 20-25% quarterly declines the Company has experienced since beginning its transition from a perpetual software licensing model, with revenue recognized upon delivery, to a software-as-a-service model, with revenue recognized over a subscription period.
     Mike Morache, PLATO Learning President and CEO said, “Since 2006 we have been transitioning from a perpetual licensing model to a subscription model, and the first quarter was a significant inflection point in our transition. Strong growth in revenues from our subscription products exceeded revenue declines from legacy perpetual products, moderating the quarterly declines in total revenues we have been experiencing since the beginning of our transition to a software-as-a-service (SaaS) business.”
     Total orders in the quarter were $10.6 million, compared to $12.8 million in the first quarter of 2007. The decline in total orders included a $2.8 million decrease in orders for legacy perpetual products, reflecting the Company’s sales focus on new subscription products. Orders for products that are delivered on the Company’s new online learning management platform, the PLATO Learning Environment™ (PLE™), increased 87%, and are now making up more than two-thirds of the Company’s subscription product orders.
     The Company’s net loss for the first quarter improved to ($3.9) million, or ($0.16) per share, in 2008, from a net loss of ($4.5) million, or ($0.19) per share in 2007. Contributing to the improvement was a 13% reduction in operating expenses due to operating efficiencies the Company has been able to achieve in the software-as-a-service business model. Gross margins in the first quarter were 46% compared to 49% in the same period last year, reflecting a decline in license fees and margins from legacy perpetual products, which have a high fixed cost base. However, subscription margins improved to 42% in the quarter from 38% in the first quarter of 2007, as the growth in subscription revenues outpaced the increase in straight-line amortization of development costs on new products released in 2007.
     Mr. Morache continued, “In addition to reaching an inflection point in product revenues, the key metrics we use to monitor our strategic progress continue to indicate positive trends. First, during the quarter 116 school districts and community colleges were added as new subscribers to PLE, a 63% increase over the first quarter of 2007. Second, we are attracting new customers. New PLATO Learning customers accounted for nearly half of the PLE customers added in the quarter. Significantly, despite the normal seasonality of lower sales in the first quarter, the number of new customers was comparable to the fourth quarter of 2007, a seasonally higher demand quarter. Third, PLE registered user growth remains strong. At the end of the quarter, 613,000 users in 840 school districts, community colleges and other learning institutions across the U.S. were registered to use PLE, a 25% increase during the quarter.”
     Cash balances were $19.1 million at the end of the first quarter, down seasonally from $24.3 million going into the quarter, and down from $24.6 million at the end of the first quarter of 2007.
Conference Call
     A conference call to discuss this announcement is scheduled for today, March 4, 2008, at 3:45 p.m. CST (Central Standard Time). The dial-in number for this call is 1.888.276.0007 in the U.S. and Canada, and 1.612.332.0107 internationally. Attendees should call 10 minutes prior to the start of the call and inform the operator they are participating in PLATO Learning’s call. A recording of the call will be available from 6:00 p.m. CST on March 4, 2008, until midnight on March 11, 2008. To access the recording, call 1.800.475.6701 in the U.S. and Canada and 1.320.365.3844 internationally. At the prompt, enter pass code number 878949.
     Additionally, investors have the opportunity to listen to the conference call over the Internet through PLATO Learning’s web site at http://www.plato.com/Investor-Relations/Conference-Calls.aspx.
About PLATO Learning
     PLATO Learning is a leading provider of computer-based and e-learning instruction for kindergarten through adult learners, offering curricula in reading, writing, math, science, social studies, and life and job skills. The Company also offers innovative online assessment and accountability solutions and standards-based professional development services. With over 6,000 hours of objective-based, problem-solving courseware, plus assessment, alignment and curriculum management tools, we create standards-based curricula that facilitate learning and school improvement.
     PLATO Learning is a publicly held company traded as TUTR on the NASDAQ market. PLATO Learning’s online educational software is primarily marketed to K—12 schools and colleges. The Company also sells to job training programs, correctional institutions, military education programs, corporations, and individuals.
     PLATO Learning is headquartered at 10801 Nesbitt Avenue South, Bloomington, Minnesota 55437, 952.832.1000 or 800.869.2000. The Company has offices throughout North America and Puerto Rico, as well as international distributors in the United Kingdom and South Africa. For more information, please visit http://www.plato.com.
     This announcement includes forward-looking statements. PLATO Learning has based these forward-looking statements on its current expectations and projections about future events. Although PLATO Learning believes that its assumptions made in connection with the forward-looking statements are reasonable, no assurances can be given that its assumptions and expectations will prove to have been correct. These forward-looking statements are subject to various risks, uncertainties and assumptions. PLATO Learning undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward looking statements made are subject to the risks and uncertainties as those described in the Company’s most recent filings with the Securities and Exchange Commission on Forms 10-K and 10-Q. Actual results may differ materially from anticipated results.
PLATO®, Straight Curve® and Academic Systems® are registered trademarks of PLATO Learning, Inc. PLATO Learning is a trademark of PLATO Learning, Inc.

PLATO Learning, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	January 31,
	2008	2007
REVENUES
Subscriptions	$7,969	$5,153
License fees	2,251	4,642
Services	5,915	7,231

Total revenues	16,135	17,026

COST OF REVENUES

Subscriptions	4,649	3,198
License fees	1,423	2,282
Services	2,595	3,182

Total cost of revenues	8,667	8,662

GROSS PROFIT	7,468	8,364

OPERATING EXPENSES

Sales and marketing	7,005	7,721
General and administrative	2,950	3,214
Product maintenance and development	1,076	1,768
Amortization of intangibles	388	457

Total operating expenses	11,419	13,160

OPERATING LOSS	(3,951)	(4,796)

Other income, net	192	420

LOSS BEFORE INCOME TAXES	(3,759)	(4,376)

Income tax expense	152	150

NET LOSS	$(3,911)	$(4,526)

LOSS PER SHARE
Basic and diluted	$(0.16)	$(0.19)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic and diluted	23,790	23,729

PLATO Learning, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands)

	January 31,	October 31,
	2008	2007
ASSETS

Current assets:
Cash and cash equivalents	$19,093	$24,297
Accounts receivable, net	9,292	14,479
Other current assets	7,385	7,759

Total current assets	35,770	46,535

Equipment and leasehold improvements, net	5,191	5,615
Product development costs, net	30,344	30,266
Goodwill	71,865	71,865
Identified intangible assets, net	7,391	7,983
Other long-term assets	5,450	5,039

Total assets	$156,011	$167,303

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$4,201	$4,608
Accrued compensation	3,601	5,453
Other accrued liabilities	3,790	4,245
Deferred revenue	34,443	38,821

Total current liabilities	46,035	53,127

Long-term deferred revenue	9,939	10,302
Deferred income taxes	3,291	3,139

Total liabilities	59,265	66,568

Stockholders’ equity:
Common stock	238	238
Additional paid-in capital	169,818	169,927
Treasury stock at cost	(205)	(205)
Accumulated deficit	(71,804)	(67,893)
Accumulated other comprehensive loss	(1,301)	(1,332)

Total stockholders’ equity	96,746	100,735

Total liabilities and stockholders’ equity	$156,011	$167,303

PLATO Learning, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	Three Months Ended
	January 31,
	2008	2007
OPERATING ACTIVITIES:
Net loss	$(3,911)	$(4,526)

Adjustments to reconcile net loss to net cash used in operating activities:
Deferred income taxes	152	150
Depreciation and amortization	4,360	3,803
Stock-based compensation	(162)	102
Other adjustments	3	7
Changes in operating assets and liabilities:
Accounts receivable	4,636	5,924
Other current and long-term assets	386	1,057
Accounts payable	(407)	(2,803)
Other current and long-term liabilities	(2,301)	(3,492)
Deferred revenue	(4,741)	(4,065)

Total adjustments	1,926	683

Net cash used in operating activities	(1,985)	(3,843)

INVESTING ACTIVITIES:
Capitalized internal product development costs	(3,170)	(3,925)
Purchases of equipment and leasehold improvements	(127)	(688)

Net cash used in investing activities	(3,297)	(4,613)

FINANCING ACTIVITIES:
Net proceeds from issuance of common stock	59	66
Repayments of capital lease obligations	(11)	(10)

Net cash provided by financing activities	48	56

EFFECT OF CURRENCY EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	30	(57)

Net decrease in cash and cash equivalents	(5,204)	(8,457)

Cash and cash equivalents at beginning of period	24,297	33,094

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$19,093	$24,637

PLATO Learning, Inc.
Supplemental Financial Information
(Unaudited)

	Three Months Ended January 31,
	2008	2007*	% Change
Order Value:
Subscriptions
Courseware	$5,043	$3,639	39%
Assessment and other	596	637	(6%)

Total subscriptions	5,639	4,276	32%

License fees	1,483	4,239	(65%)

Services	3,480	4,282	(19%)

	$10,602	$12,797	(17%)

Percent of Total Order Value:
Subscriptions
Courseware	47%	28%
Assessment and other	6%	5%

Total subscriptions	53%	33%

License fees	14%	33%

Services	33%	34%

	100%	100%

*	Certain 2007 amounts previously reported as assessment orders have been reclassified to courseware orders to conform to the current period presentation.
Deferred Revenue Balances ($000s)

	As of January 31,
	2008	2007	% Change
Subscriptions	$30,661	$19,727	55%
License fees	600	1,885	(68%)
Services	13,121	16,169	(19%)

	$44,382	$37,781	17%

PLATO Learning, Inc.
Supplemental Financial Information
(Unaudited)
Reconciliation of GAAP Cash Flow Provided By Operations To Non-GAAP Free Cash Flow ($000)

	Three Months Ended
	January 31,
	2008	2007
Cash flow used in operating activities	$(1,985)	$(3,843)
Capitalized internal product development costs	(3,170)	(3,925)
Purchases of equipment and leasehold improvements	(127)	(688)

Free Cash Flow	$(5,282)	$(8,456)

Company Contacts:
Mike Morache
President and Chief Executive Officer
PLATO Learning, Inc.
952.832.1000
Rob Rueckl
Vice President and Chief Financial Officer
PLATO Learning, Inc.
952.832.1000
Steve Schuster
Vice President and Treasurer
PLATO Learning, Inc.
952.832.1000